Exhibit 99.1
Tekelec Announces First Quarter 2011 Operating Results
•	Revenues of $107.8 million;

•	Orders of $69.5 million;

•	GAAP Gross Margin of 52%, and non-GAAP Gross Margin of 59% (as reconciled below);

•	GAAP Operating Margin of (24%), and non-GAAP Operating Margin of 6% (as reconciled below);

•	GAAP EPS of ($0.23) per share, and non-GAAP Diluted EPS of $0.08 per share (as reconciled below);

•	Initiated a restructuring plan to better align cost structure with current and expected business opportunities
MORRISVILLE, N.C. — May 5, 2011 — Tekelec (NASDAQ: TKLC), the mobile broadband solutions company, today announced earnings for first quarter 2011.
2011 First Quarter Results from Operations Revenue for first quarter of 2011 was $107.8 million, down 7% compared to $116.0 million for first quarter 2010. The Company’s orders were $69.5 million for the quarter, up 22% from the same period in 2010. Order input was up primarily due to an 82% year-over-year increase in orders for next-generation solutions with most of the growth occurring within North America. The Company’s 2010 first quarter orders do not include any orders related to policy or subscriber data management products as the Company completed the acquisitions of Camiant and Blueslice in May 2010.
Included in first quarter of 2011 is the first multi-million dollar order for a next-generation session management solution, the Diameter Signaling Router, in connection with the nationwide LTE rollout by a Tier One operator. This integrated LTE solution, which also includes subscriber data management and performance management products, will centralize network routing data and help the customer manage subscriber profile information. As of March 31, 2011, backlog was $305.4 million compared to $338.8 million as of December 31, 2010.
GAAP gross margins for first quarter 2011 were 52% compared to 65% in first quarter 2010. Non-GAAP gross margins for first quarter 2011 were 59% compared to 67% for first quarter 2010. Gross margins were negatively impacted by approximately $4 million of charges associated with warranty-related items and collectability concerns associated with certain customer contracts. Please refer to the attached reconciliations of the non-GAAP financial measures referred to in this release to the most directly comparable GAAP measures.
On a GAAP basis, the Company reported a net loss for first quarter 2011 of $16.0 million, or ($0.23) per share, compared to earnings in first quarter of 2010 of $13.7 million, or $0.20 per diluted share. GAAP operating margins were a negative 24% for first quarter 2011 down from 19% for first quarter 2010. Included in the Company’s GAAP operating results is a restructuring charge of $21.4 million.
On a non-GAAP basis, the Company reported net income for first quarter 2011 of $5.7 million, or $0.08 per share, compared to net income of $18.0 million, or $0.26 per diluted share, for first quarter 2010. Non-GAAP operating margins for first quarter 2011 were 6% compared to 24% for first quarter 2010.
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Krish Prabhu, interim President and CEO, commented: “We completed the first quarter of 2011 with solid results. Our orders were up 22% over last year. Strong cash flow from operations allowed us to continue to strengthen our balance sheet and we ended the quarter with over $240 million dollars in cash and no debt. We also had to make some tough decisions during the quarter and initiated changes to improve the operating performance of the company by aligning our cost structure. We continue to focus on solving our customers’ mobile broadband challenges with our unique intelligence-layer solutions.”
Restructuring Plan
In the first quarter of 2011, the Company initiated a restructuring of its operations designed to align its operating cost structure with its current and expected business opportunities. As part of this restructuring, the Company expects to reduce its workforce by approximately 10-15%, with reductions both in the U.S. and certain international locations. Personnel reductions are expected to occur in phases through the end of 2011, linked to the completion of certain customer commitments and subject to complying with and undertaking any necessary individual and collective employee information and consultation obligations required by local law.
The total pre-tax cost of the restructuring is expected to be approximately $23 to $28 million. The Company recorded a pre-tax charge of $21.4 million associated with this restructuring during the first quarter of 2011. Upon completion of the restructuring, the Company expects to reduce its annual operating expenses by $20 to $25 million from the 2010 annualized run rate of approximately $215 million. The post restructuring run rate is inclusive of an anticipated shift in investments from the Company’s established product to its next generation solutions.
Balance Sheet and Liquidity
As of March 31, 2011, the Company’s consolidated cash and cash equivalents totaled $240.9 million compared to $220.9 million at December 31, 2010. Cash flows from operations in first quarter 2011 were $24.4 million, compared to $14.9 million in first quarter 2010. Working capital at March 31, 2011 decreased to $269.3 million from $286.9 million at December 31, 2010.
2011 Full Year Guidance
The Company believes that full year 2011 revenues will range between $360 million and $400 million and non-GAAP gross margins will range between 59% and 62%. The Company expects that the non-GAAP EPS range will be between $0.22 and $0.32 per diluted share and the range for GAAP EPS will be between a loss of $0.48 and a loss of $0.58 per share.
2011 Guidance

	Current	Previous
Revenues	$360M — $400M	$360M — $400M

Non-GAAP Gross Margin % *	59% — 62%	low 60’s

Non-GAAP Diluted EPS **	$0.22 — $0.32	$0.20 — $0.30

GAAP EPS	($0.58) — ($0.48)	($0.25) — ($0.15)

*	Of the adjustments listed below, approximately $2M of stock-based compensation and $27M of amortization of intangibles will impact GAAP gross margins.

**	Current and previous non-GAAP guidance excludes an estimated $13M, respectively, of stock-based compensation, $38M and $30M, respectively, of amortization of intangible assets and acquisition-related expenses, and $26M and $3M, respectively, of restructuring charges. Each of these, net of the associated tax impact, are included in GAAP EPS. The estimated net tax impact of the GAAP adjustments is $23M and $14M, respectively.
“Live” Webcast and Replay
Tekelec will host a live webcast of its conference call on Thursday, May 5, 2011, at 8:00 a.m. ET to discuss first quarter results and certain forward-looking information concerning management’s outlook for
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the business. To access the webcast, visit Tekelec’s web site located at www.tekelec.com, enter the Investor Relations section and click on the webcast icon. A webcast replay will be available at approximately 11:00 a.m. ET on Thursday, May 5, 2011, and for 90 days thereafter. The Company also plans to provide on its web site immediately prior to the commencement of the call certain GAAP and non-GAAP information (including GAAP to non-GAAP reconciliations) and other financial information for the quarterly and full year periods.
Telephone Replay
A telephone replay of the call will also be available for one week after the live webcast by calling either (800) 642-1687 or (706) 645-9291, and entering the conference ID #60392049.
Non-GAAP Information
Certain non-GAAP financial measures are included in this press release. In the calculation of these measures, Tekelec generally excludes certain items such as amortization of acquired intangibles, restructuring and other charges, non-cash stock-based compensation charges, and unusual, non-recurring gains and charges. Tekelec believes that excluding such items provides investors and management with a representation of the Company’s core operating performance and with information useful in assessing its prospects for the future and underlying trends in Tekelec’s operating expenditures and continuing operations. Management uses such non-GAAP measures to (i) evaluate financial results, (ii) manage the Company’s operations, and (iii) establish operational goals. Further, non-GAAP measures are utilized by the Company’s management and board of directors to assist in determining incentive compensation and evaluating key trends within the business. In addition, since the Company has historically reported non-GAAP measures to the investment community, the Company believes the inclusion of this information provides consistency in our financial reporting. The release and the attachments to this release provide a reconciliation of each of the non-GAAP measures referred to in this release to the most directly comparable GAAP measure. The non-GAAP financial measures are not meant to be considered a substitute for the corresponding GAAP financial measures.
Forward-Looking Statements
Certain statements made in this press release, including 2011 Guidance and statements regarding our 2011 restructuring activities, are forward-looking, reflect the Company’s current intent, belief or expectations and involve certain risks and uncertainties. The Company’s actual future performance may differ materially from such expectations as a result of important risk factors, which include, in addition to those identified in the Company’s 2010 Form 10-K, 2011 First Quarter Form 10-Q and its other filings with the Securities and Exchange Commission, the effects on our revenue performance of our year-over-year decline in orders in 2010 and the increasing portion of our orders that are for newer products with longer order-to-revenue conversion cycles and lower margins on initial sales; our increasing dependence on next generation products with which we have less experience forecasting, building, and selling and for which the markets are less mature and more subject to demand and technology changes and increased competition; the risk that we may experience detrimental effects, such as employee distraction and litigation, from our 2011 restructuring activities, or may not realize the benefits of such activities, including as a result of delays resulting from the Company’s complying with and undertaking, or its noncompliance with, any necessary individual and collective employee information and consultation obligations; the difficulty we may have in transitioning from a hardware-centric to a software-centric business; the uncertainty associated with the resignation of our former CEO and our former EVP of Global Sales, and the interim status of our current CEO; any adverse outcome from or effects of the securities litigations we currently have filed against us; the current or further detrimental changes in general economic, social, or political conditions in the countries in which we operate including the impact of credit availability and other economic factors on overall capital spending by our customers and resulting pressure on us to lower our prices; the rate and size of decline in demand for our older SS7-based products from which we still derive a substantial portion of our revenues; our ability to compete with other manufacturers that have lower cost bases than ours, are partially supported by foreign governments, and/or employ unfair trade practices; risks related to our international sales, markets and operations, including but not limited to: import regulations, limited intellectual property protection (including protection of our software source code), increased costs and potential liabilities related to compliance with current and future security provisions in customer contracts and regulations, and security, access, and other regulatory requirements imposed by governments, including in particular the government of India; exposure to increased bad debt expense and product and service disputes as a result of general economic conditions; the timeliness and functional competitiveness of our product releases, the timing and size of any increase in demand for our performance management, SIP, Diameter, policy and subscriber database products; the risk of infringing
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on, and litigating with others regarding their, intellectual property rights; the timing of our recognition of revenues; the extent to which any customer outsourcing to our competitors or supplier consolidation increases the influence of competitors on our customers’ purchases; our ability to protect intellectual property rights; our ability to maintain OEM, partner, reseller, and vendor support and supply relationships; and changes in the market price of the Company’s common stock. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Tekelec
Tekelec enables billions of people and devices to talk, text and access the Web. Our portfolio delivers a unique layer of intelligence allowing service providers to both manage and monetize the exponential growth in data traffic and applications. Tekelec has more than 25 offices around the world serving customers in more than 100 countries. For more information, please visit www.tekelec.com.
Contact:
Kyle Macemore | Vice President Finance and Investor Relations
(o) +1.919.380.6148 | kyle.macemore@tekelec.com
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TEKELEC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,(1)
	2011	2010
	(Thousands, except per share data)
Revenues	$107,759	$115,991
Cost of sales:
Cost of goods sold	44,924	38,604
Amortization of intangible assets	6,752	1,533

Total cost of sales	51,676	40,137

Gross profit	56,083	75,854

Operating expenses:
Research and development	25,773	22,809
Sales and marketing	20,725	17,437
General and administrative	12,779	13,150
Amortization of intangible assets	1,764	230
Restructuring and other	21,364	—

Total operating expenses	82,405	53,626

Income (loss) from operations	(26,322)	22,228

Other expense, net	(774)	(945)
Income (loss) from operations before provision for (benefit from) income taxes	(27,096)	21,283
Provision for (benefit from) income taxes	(11,100)	7,565

Net income (loss)	$(15,996)	$13,718

Earnings (loss) per share:
Basic	$(0.23)	$0.20
Diluted	(0.23)	0.20

Weighted average number of shares outstanding:
Basic	68,770	67,636
Diluted	68,770	68,766
(1) We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Unaudited Condensed Consolidated Statements of Operations are for the thirteen weeks ended April 1, 2011 and April 2, 2010.
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TEKELEC
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,(1)	December 31,
	2011	2010
	(Thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$240,925	$220,938
Accounts receivable, net	131,042	165,019
Inventories	19,117	28,221
Income taxes receivable	5,448	3,098
Deferred income taxes, current	20,450	19,906
Deferred costs and prepaid commissions	38,427	43,652
Prepaid expenses	11,438	8,527
Other current assets	4,686	3,687

Total current assets	471,533	493,048

Property and equipment, net	38,811	37,169
Deferred income taxes, net, noncurrent	83,761	72,854
Other assets	1,486	1,507
Goodwill	136,671	135,564
Intangible assets, net	84,399	92,245

Total assets	$816,661	$832,387

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,346	$17,823
Accrued expenses	38,024	20,344
Accrued compensation and related expenses	20,334	22,680
Current portion of deferred revenues	132,561	145,291

Total current liabilities	202,265	206,138

Deferred income taxes, noncurrent	4,749	7,430
Long-term portion of deferred revenues	6,302	6,812
Other long-term liabilities	5,877	5,422

Total liabilities	219,193	225,802

Commitments and Contingencies

Shareholders’ equity:
Common stock, without par value, 200,000,000 shares authorized; 68,976,995 and 68,617,232 shares issued and outstanding, respectively	353,879	351,309
Retained earnings	240,833	256,829
Accumulated other comprehensive income (loss)	2,756	(1,553)

Total shareholders’ equity	597,468	606,585

Total liabilities and shareholders’ equity	$816,661	$832,387

(1) We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Unaudited Condensed Consolidated Balance Sheet is as of April 1, 2011.
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TEKELEC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,(1)
	2011	2010
	(Thousands)
Cash flows from operating activities:
Net income (loss)	$(15,996)	$13,718
Adjustments to reconcile net income to net cash provided by operating activities:
Gain (loss) on investments carried at fair value, net	—	(80)
Provision for (recovery of) doubtful accounts and returns	(222)	(489)
Provision for (reduction of) warranty	(251)	(347)
Inventory write downs	1,610	1,180
Loss on disposals of fixed assets	118	53
Depreciation	4,369	4,108
Amortization of intangibles	8,516	1,763
Amortization of deferred financing costs and other	225	238
Deferred income taxes	(14,195)	4,943
Stock-based compensation	2,908	3,296
Excess tax benefits from stock-based compensation	—	(819)
Changes in operating assets and liabilities (net of acquisitions and dispositions):
Accounts receivable	36,567	21,083
Inventories	7,619	(3,866)
Deferred costs	6,186	8,452
Prepaid expenses	(2,871)	841
Other current assets	(991)	(2,455)
Accounts payable	(6,750)	(4,511)
Accrued expenses	17,691	(4,919)
Accrued compensation and related expenses	(2,630)	(16,631)
Deferred revenues	(15,663)	(14,591)
Income taxes receivable	(2,297)	1,617
Income taxes payable	456	2,292

Total adjustments	40,395	1,158

Net cash provided by operating activities	24,399	14,876

Cash flows from investing activities:
Proceeds from sales and maturities of investments	—	13,400
Purchases of property and equipment	(5,908)	(2,403)

Net cash provided by (used in) investing activities	(5,908)	10,997

Cash flows from financing activities:
Proceeds from issuance of common stock	640	7,050
Cash used to net share settle equity awards	(978)	(2,282)
Excess tax benefits from stock-based compensation	—	819

Net cash provided by (used in) financing activities	(338)	5,587

Effect of exchange rate changes on cash	1,834	(1,442)

Net increase in cash and cash equivalents	19,987	30,018
Cash and cash equivalents at beginning of the year	220,938	277,259

Cash and cash equivalents at end of the year	$240,925	$307,277

(1) We operate under a thirteen-week calendar quarter. For financial statement presentation purposes, the reporting periods are referred to as ended on the last day of the calendar quarter. The accompanying Unaudited Condensed Consolidated Statements of Cash Flows are for the thirteen weeks ended April 1, 2011 and April 2, 2010.
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TEKELEC
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
for the Three Months Ended March 31, 2011 and 2010

	2011		2010
		% of		% of
	Amount	revenues	Amount	revenues
	(Thousands, except percentages)
Gross margins	$56,083	52%	$75,854	65%
Adjustments:
Amortization of intangible assets (1)	6,752	6%	1,533	1%
Stock-Based Compensation (2)	377	0%	352	0%
Acquisition related cash bonus(3)	42	0%	—	0%

Non-GAAP gross margins	$63,254	59%	$77,739	67%

	2011		2010
		% of		% of
	Amount	revenues	Amount	revenues
	(Thousands, except percentages)
Operating margins	$(26,322)	-24%	$22,228	19%
Adjustments:
Amortization of intangible assets(1)	8,516	8%	1,763	2%
Stock-Based Compensation (2)	2,908	3%	3,296	3%
Acquisition related cash bonus(3)	401	0%	73	0%
Restructuring and other(4)	21,364	20%	—	0%

Non-GAAP operating margin	$6,867	6%	$27,360	24%

	2011		2010
		per		per
		diluted		diluted
	Amount	share	Amount	share
	(Thousands, except per share data)
Net income (loss)	$(15,996)	$(0.23)	$13,718	$0.20
Adjustments:
Amortization of intangible assets(1)	8,516	0.12	1,763	0.03
Stock-Based Compensation (2)	2,908	0.04	3,296	0.05
Acquisition related cash bonus(3)	401	0.01	73	0.00
Restructuring and other(4)	21,364	0.31	—	—
Provision for (benefit from) income taxes (5)	(11,527)	(0.17)	(888)	(0.01)

Non-GAAP net income	$5,666	$0.08	$17,962	$0.26

Weighted average number of shares outstanding:
Basic		68,770		67,636
Diluted		69,143		68,766
(1) The adjustments represent the amortization of purchased technology and other intangibles related to acquired companies.
(2) The adjustments represent stock-based compensation expense recognized related to awards of stock options, restricted stock or restricted stock units or stock appreciation rights granted under our equity incentive plans and stock purchase rights granted under our employee stock purchase plan.
(3) The adjustment represents: 2011- consideration payable to former Camiant employees for options not assumed in the merger; 2010- consideration payable to Estacado that was contingent upon the continued employment of certain former Estacado employees by Tekelec.
(4) The adjustment represents the elimination of the costs associated with our restructuring activities.
(5) The adjustment represents the income tax effect of footnotes (1), (2), (3) and (4) in order to reflect our non-GAAP effective tax rate of 7% and 32% for 2011 and 2010, respectively. The 2011 effective rate was also impacted by a discrete net benefit of approximatlely $1.4 millon related to the completion of certain transfer pricing studies.
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